Exhibit 10(b)

PARKER-HANNIFIN CORPORATION

NON-EMPLOYEE DIRECTORS’

RESTRICTED STOCK AWARD TERMS AND CONDITIONS (RS-001NED)

The Human Resources and Compensation Committee (“Committee”) of the Board of Directors of Parker-Hannifin Corporation (“Company”) has awarded you a number of restricted shares (“Shares”) pursuant to the Parker-Hannifin Corporation Non-Employee Directors’ Restricted Stock Award Agreement (RS-001NED) (“Award Agreement”) available on the website of the Company’s third party Plan administrator (currently UBS Financial Services Inc.). The Shares have been awarded as of the grant date specified in the Award Agreement (“Grant Date”), and the Shares are subject to the terms, conditions and restrictions set forth in the Parker-Hannifin Corporation Amended and Restated 2004 Non-Employee Director Stock Incentive Plan (“Plan”) and these Non-Employee Directors’ Restricted Stock Award Terms and Conditions (RS-001NED) (“Terms and Conditions”). References to the Committee in these Terms and Conditions will be deemed to be references to those persons to which authority has been delegated by the Committee in accordance with the terms of the Plan.

1. Issuance of Shares. Except as otherwise specified herein, the issuance of the Shares is subject to the terms and conditions of the Plan. During the vesting period, the Shares will be issued in an uncertificated book entry format at the transfer agent.

2. Vesting of Shares.

(a) Except as otherwise provided in these Terms and Conditions, the restrictions on the Shares will lapse on the Vesting Date described in the Award Agreement, provided that you have remained in continuous service as a Director of the Company through the Vesting Date.

(b) Notwithstanding the foregoing, in the event you cease to be Director of the Company for any reason prior to the Vesting Date, including, without limitation, your retirement, death, disability, voluntary or involuntary removal from the Board of Directors or a "change in control" of the Company (as defined in the Plan), a pro rata portion of your Shares will vest immediately, based upon the ratio of the number of months you actually served as a Director to the total number of months in the vesting period, and all remaining Shares will be forfeited.

3. Transferability. Prior to the Vesting Date, the Shares cannot be sold or otherwise transferred or assigned.

4. Transfer of Shares After the Vesting Date. Upon vesting, the Shares will be electronically transferred to your stock benefit plan account with the Company’s Stock Incentive Plan Administrator.

5. Dividends. The Shares will earn non-refundable dividends prior to the Vesting Date, payable directly to you.

6. Tax and Withholding. Upon the earlier of vesting or your eligibility for retirement, the value of the Shares will become taxable income to you. In the event the Company is liable to remit tax withholding payments on your behalf, you will be obligated to immediately pay the Company for all such amounts payable by the Company at that time.

7. Detrimental Activity, Claw-back Policy.

(a) If you engage in any Detrimental Activity (as defined in the Plan), the Committee may at any time revoke this award by either canceling the Shares (whether unvested or vested) or, if vested Shares have been disposed of, by requiring repayment to the Company in cash of the fair market value (as defined in the Plan) of the liquidated shares as of the date the Committee revokes the award. The Company may set off any repayment in cancelled Shares or in cash against any amounts that may be owed to you by the Company, whether as director fees, deferred compensation, or in the form of any other benefit for any other reason. Detrimental Activity, as defined in the Plan, means activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a subsidiary, including, without limitation, (i) rendering services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosing to anyone outside of the Company, or using for any purpose other than the Company’s business, confidential information or material related to the Company, whether acquired by you during or after your service as a Director of the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

(b) By accepting this award, you acknowledge that the Shares may be subject to reduction, cancellation, forfeiture or recoupment, to such extent as may be provided under the Company's Claw-back Policy, as established by the Committee or the Board, as it now exists or as it may be amended from time to time.

8. Beneficiary Designation. To the extent permitted by the Committee, in its sole discretion, you have the right to designate one or more beneficiaries to receive all or part of your vested Shares in the event of your death. Any beneficiary designation permitted by the Committee shall be effective when it is submitted in writing to the Committee during your lifetime on a form prescribed by the Committee. The submission of a new beneficiary designation cancels all prior beneficiary designations. Any finalized divorce or marriage subsequent to the date of a beneficiary designation revokes such designation, unless in the case of divorce your previous spouse was not designated as beneficiary and unless in the case of marriage your new spouse was previously designated as beneficiary. If you are married, your spouse must consent to any designation of a beneficiary other than your spouse, and the spouse’s consent shall be witnessed by a notary public in order for such designation to be valid. If you fail to designate a beneficiary as may be permitted by the Committee, or if such beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as beneficiary predeceases you or dies prior to the payment of your vested Shares, then the Company shall direct the payment of your vested Shares to your estate .

9. Adjustments. Pursuant to Section 6 of the Plan, the Committee may adjust the number and kind of Shares subject to this award.

10. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Shares.

11. Amendments. The Committee may amend these Terms and Conditions as provided in the Plan. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the

Plan or these Terms and Conditions shall adversely affect your rights under these Terms and Conditions without your consent unless the Committee determines that such amendment is necessary or advisable to conform the Plan or these Terms and Conditions to any present or future law, regulation or rule applicable to the Plan.

12. Severability. In the event that one or more of the provisions of these Terms and Conditions is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions will continue to be valid and fully enforceable.

13. Relation to Plan. These Terms and Conditions and all rights under your Award Agreement and these Terms and Conditions are at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted under the Plan by the Committee). All capitalized terms not defined in these Terms and Conditions will have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and these Terms and Conditions, your Award Agreement or the Prospectus, the terms of the Plan will control. These Terms and Conditions, the Plan and the Award Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained in these Terms and Conditions, and supersede all prior written or oral communications, representations and negotiations in respect thereto.

14. Successors and Assigns. Without limiting Section 3, the provisions of these Terms and Conditions shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

15. Governing Law. The interpretation, performance, and enforcement of these Terms and Conditions shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules. Any dispute, disagreement or question which arises under or as a result of, or in any way relates to, the interpretation, construction or application of the terms of the Plan, the Award Agreement or these Terms and Conditions will be determined and resolved by the Committee. Such determination and resolution by the Committee will be final, binding and conclusive for all purposes.

16. Consent to Transfer Personal Data. By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 16. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, date of birth, social security number or other employee identification number, nationality, C.V. (or resume), personal bank account number, tax related information, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan.

You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

17. Electronic Delivery. You hereby consent and agree to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. You also understand that you will have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and you agree that your electronic signature is the same as, and has the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

18. Prospectus Notification. Copies of the Prospectus and the most recent Annual Report and Proxy Statement issued by the Company are available for your review on the UBS One Source Web site. You have the right to receive a printed copy of the Prospectus upon request by either calling the third party Plan Administrator at 877-742-7471 or by sending your written request to Parker's Benefits Department.